Exhibit 99.1

PRESS RELEASE

Warren Resources 2Q Net Earnings Surge 560 Percent to $0.30 Per Diluted Common Share

•	Oil and Gas Revenue Increases 157%
•	Oil and Gas Production Grows 43%
•	Net Earnings Increase 560% to $17.7 Million
•	Cash Flow from Operations Increases 188%

NEW YORK, Aug. 6, 2008 (PRIME NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced record 2008 second quarter financial and operating results. The Company reported net earnings of $17.7 million, or $0.30 per diluted common share, for the second quarter ended June 30, 2008. This compares to net earnings of $2.7 million, or $0.05 per diluted common share, for the second quarter of 2007.

Warren’s oil and gas revenues jumped 157% to $34.2 million for the second quarter of 2008 compared to $13.3 million in the second quarter of 2007. This increase resulted from a 19% increase in oil production and a 163% increase in natural gas production. Additionally, this increase resulted from higher realized sales prices for oil and gas in the second quarter of 2008 compared to 2007. The increase in oil and gas production reflects growth through the drill bit from the Company’s Wilmington Townlot Unit (“WTU”) in California and the Sun Dog coalbed methane unit in the Atlantic Rim project in Wyoming.

Second Quarter 2008 Results

Total revenues increased 148% to $34.5 million for the second quarter of 2008 compared to the second quarter of 2007. Warren’s production increased to a record 2.2 billion cubic feet of gas equivalent (“Bcfe”) during the second quarter of 2008, which represented a 43% increase over the second quarter of 2007.

During the second quarter of 2008, the Company produced 252,000 barrels of oil and 657 million cubic feet (“MMcf”) of natural gas. This compares to 211,000 barrels of oil and 250 MMcf of gas produced during the second quarter of 2007.

Total expenses increased 50% to $16.7 million during the second quarter of 2008 compared to 2007. Lease operating and DD&A expenses increased 26% and 75%, respectively, during the quarter, primarily due to increased production.

General and administrative (“G&A”) expenses for the second quarter of 2008 were $4.5 million compared to $3.0 million for the second quarter of 2007. The increase in G&A is primarily due to additional compensation expense associated with hiring additional engineering and technical staff in California, expensing of stock options and restricted stock grants, and the prorated accrual of anticipated 2008 year-end annual incentive compensation awards versus the prior year, when the annual incentive compensation awards were not accrued in the second quarter.

Net cash flow provided by operating activities increased 188% to $30.3 million for the first six months of 2008 compared to $10.5 million for the first six months of 2007. This increase resulted primarily from higher oil and gas production and higher oil and gas prices during the first half of 2008.

The average realized price per barrel of oil was $112.25 for the second quarter of 2008 compared to $57.33 for the second quarter 2007. Additionally, the average realized price per thousand cubic feet (“Mcf”) of gas was $9.05 for the second quarter of 2008 compared to $4.98 for the second quarter of 2007.

In announcing the results, Norman F. Swanton, Chairman and Chief Executive Officer, said, “We achieved record oil and gas production, revenues, cash flow from operations and net income for the second quarter of 2008. This was driven by a 43% increase in oil and gas production over last year’s second quarter, as well as higher realized oil and gas prices. By achieving greater economies of scale and cost efficiencies, we lowered our oil lease operating expenses and taxes for the quarter to $15.53 per barrel from $18.49 per barrel in the comparable period in 2007. Additionally, we lowered our gas lease operating expenses and taxes for the quarter to $3.97 per Mcf from $5.06 per Mcf in the comparable period in 2007.

“For the remainder of 2008 and beyond, we are very excited about the prospects for continued strong production growth in our oil fields in California as well as significant increased production from our gas holdings in Wyoming.” Mr. Swanton also noted, “We have recently increased the number of drilling rigs in both California and Wyoming. We remain very positive about the long-term outlook for these large, high quality assets.”

OPERATIONAL UPDATE

Wilmington Townlot Unit, California

Warren invested $16.5 million in the WTU during the second quarter of 2008. The Company drilled 5 wells in the WTU consisting of 3 horizontal producing wells in the Tar reservoir and 2 vertical producing wells in the Upper Terminal reservoir. For the quarter, drilling costs totaled $8.4 million and cellar construction, equipment costs and facilities upgrades totaled $8.1 million. During the second half of 2008, Warren anticipates horizontally drilling 15 producing and 4 injection wells in the WTU.

Additionally, laboratory work in conjunction with the potential Alkaline-Surfactant-Polymer (“ASP”) flood of the Upper Terminal zone in the WTU is ongoing. The linear core flood work has shown encouraging incremental oil recoveries; however, we need additional testing, including a sensitivity analysis and optimal chemical formulation. Radial core flood test work should begin in August. Warren expects that the outside lab testing work will be finished in the fourth quarter of 2008. If all of the lab test results are positive, implementation of a full-scale ASP project would require additional regulatory approval.

In March 2008, the Company presented its long-term plan to handle natural gas associated with increasing oil production from the WTU to the South Coast Air Quality Management District (“SCAQMD”). The plan includes seeking approvals from regulatory authorities to reinject the excess produced gas into oil bearing reservoirs until such time as gas volumes are adequate and equipment can be permitted, procured, and installed to sell the gas directly to a third party user or public utility. On June 17, 2008, the

Company submitted a draft California Environmental Quality Act (“CEQA”) analysis to the SCAQMD for review. Certification of the CEQA analysis by the SCAQMD is expected in the fourth quarter of 2008, and permits to install the new equipment should be issued shortly thereafter. These pending permits request approval to install the best available control technology (“BACT”) equipment, including a low NOx heater-treater, a clean enclosed burner and a compressor for gas reinjection. Once approved and Warren installs the gas reinjection system, all gas flaring will be eliminated except on an emergency back-up basis. On August 13, 2008, the Hearing Board of the SCAQMD will hold a hearing for the final approval of an Order of Abatement covering the 6 operating microturbines and the existing gas flare.

On May 2, 2008, the City of Los Angeles Zoning Administrator conducted a public hearing to review compliance with and the adequacy of conditions in its July 2006 Zoning Order, which allows the Company to drill up to 540 wells from the WTU central facility. Approximately 150 community members, employees, contractors, and royalty owners attended the hearing to support Warren’s project, which significantly exceeded the number of people opposing the project. The Company anticipates that, by the end of the third quarter of 2008, the Zoning Administrator will render a decision as to what, if any, additional conditions may be applied to the existing July 2006 Zoning Order covering the project.

Mr. Swanton stated that “we have a high level of confidence that we will resolve our WTU environmental and zoning issues in California in a timely manner.”

Production in the WTU is approximately 3,200 barrels of oil per day (“BOPD”) and is effectively capped until the CEQA analysis is certified and permits for new BACT equipment are issued. The Company expects that oil production from the WTU will be temporarily limited to between 3,200 and 3,400 BOPD as a result of the permit limits on the existing gas flare. Notwithstanding this limitation, Warren plans to continue drilling horizontal wells in the Tar, Ranger and Upper Terminal zones and one delineation well to test the deeper Ford and U237 oil zones during the second half of 2008. The Company does not believe this short-term curtailment of production will adversely affect future well performance. Warren owns an approximate 98.6% working interest in the WTU.

North Wilmington Unit, California

In May 2008, the Company mobilized a drilling rig in the North Wilmington Unit (“NWU”) to begin a five well horizontal development project. The first two new horizontal producing wells have been drilled and completed in the Ranger formation and are currently producing between 40 and 50 BOPD without any water injection support. A horizontal water injection well was completed in July to provide pressure support for these wells, which is expected to increase the production rates over the next few months. An additional producing well and injector well will be drilled in August. Based on the preliminary favorable results, the Company has added 4 horizontal wells (2 producers and 2 injectors) to its capital expenditure forecast in the second half of 2008. Current production from the NWU is approximately 480 gross BOPD. Warren owns a 100% working interest in the NWU.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

Warren has leases covering approximately 105,000 net acres in the Atlantic Rim area and is operating under an approved environmental impact statement covering the drilling of up to 1,800 coalbed methane wells. Warren plans to drill between 125 and 155 gross producing wells in the Atlantic Rim project from July 2008 to the end of 2008 with its partners. Completion and gathering activities would continue until the end of February 2009.

Sun Dog Unit

From August 2007 through February 2008, Warren participated in the drilling of 60 producing wells and 6 water injection wells in the Sun Dog Unit inside the Area of Mutual Interest covering our joint venture relationship with Anadarko Petroleum Corporation. Although drilling and completion operations ceased thereafter due to seasonal wildlife timing stipulations that were in effect until July 15, 2008 and not all the new wells have been placed on production, gross gas production in the Sun Dog Unit increased to approximately 14.5 million cubic feet of gas per day (“MMcfd”) compared to approximately 5.0 MMcfd prior to these new wells coming on line. Additionally, it appears that the original 12 wells in the Sun Dog unit completed in 2002 are now averaging approximately 500 Mcf per day per well and have benefited from the additional dewatering associated with the new wells. Two additional gas compressors were recently installed which should increase gas transportation capacity to 17.5 MMcfd. Additional water disposal capacity, compression and electric generation will be needed to further increase production.

Currently, Warren has one drilling rig pre-setting surface casing and one drilling rig operating in the Sun Dog Unit. The Company expects two additional drilling rigs arriving in the next two weeks and anticipates increasing the total number of drilling rigs to five. Warren owns an approximate 45% working interest in the Sun Dog Unit.

Doty Mountain Unit

A fracture stimulation program was recently performed on six Doty Mountain Unit wells in an effort to improve well performance. As a result of the fracturing, production has increased on the two initial test wells. The four remaining fraced wells are awaiting hook-up and testing. The Company believes that the initial results of fracturing look promising. Warren owns an approximate 36% working interest in the Doty Mountain Unit.

Catalina Unit

Warren participated in drilling 33 gross producing wells in the Catalina Unit, which is adjacent to the Sun Dog Unit in the Atlantic Rim project area. During the month of July 2008, gross gas production from the Catalina Unit averaged 21.0 MMcfd compared to 6.0 MMcfd prior to these new wells coming on line. Warren is currently participating in the drilling of an additional 24 gross producing wells in the Catalina Unit where there are three drilling rigs active. Warren expects these wells will be on line and producing prior to the end of 2008. Currently, the Company has an approximate 5.3% working interest in the Catalina Unit. The Company expects its working interest percentage to increase to approximately 17% as this project is further developed on Warren’s acreage.

Updated 2008 Guidance

Warren provides the following updated forecast for capital expenditures and production based upon the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

Third Quarter
	ending	Year ending
	September 30, 2008	December 31, 2008

Production:
Oil (MBbl)	270 – 285	1,050 – 1,150
Gas (MMcf)	800 – 850	2,900 – 3,300
Gas Equivalent (MMcfe)	2,420 – 2,560	9,200 – 10,200
Capex Budget (in thousands)	$45,000	$140,000

Financial and Statistical Data Tables

Following are financial highlights for the comparative second quarters ended June 30, 2008 and 2007.

Warren Resources, Inc.

Consolidated Statements Of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands, except per share information)		(in thousands, except per share information)
Revenues
Oil and gas sales	$34,236	$13,347	$57,720	$22,829
Interest and other income	224	588	569	1,421
Net gain (loss) on investments	—	(30)	93	(22)

	34,460	13,905	58,382	24,228

Expenses
Lease operating expenses and taxes	6,519	5,166	12,383	9,181
Depreciation, depletion and amortization	4,512	2,582	8,426	4,590

General and administrative	4,486	2,964	7,798	5,632

Interest	1,231	431	2,573	588

	16,748	11,143	31,180	19,991
Income before provision for income taxes	17,712	2,762	27,202	4,237

Deferred income tax expense	9	18	36	25

Net income	17,703	2,744	27,166	4,212

Less dividends and accretion on preferred shares	21	67	54	134

Net income applicable to common stockholders	$17,682	$2,677	$27,112	$4,078

Earnings per share - Basic	$0.30	$0.05	$0.47	$0.08
Earnings per share - Diluted	$0.30	$0.05	$0.46	$0.07

Weighted average common shares outstanding - Basic	58,027	54,843	57,805	54,185
Weighted average common shares outstanding - Diluted	59,012	56,141	58,678	55,256

Production:
Gas - MMcf	657	250	1,061	465
Oil - MBbls	252	211	495	373
Total Equivalents (MMcfe)	2,169	1,516	4,034	2,700

Realized Prices:
Gas - Mcf	$9.05	$4.98	$8.19	$5.52
Oil - Bbl	112.50	57.33	99.22	54.38
Oil - Hedge loss per Bbl	(0.25)	—	(0.27)	—
Total Equivalents (Mcfe)	$15.79	$8.80	$14.31	$8.45

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$20,436	$8,198	$30,322	$10,525
Changes in working capital accounts	2,393	(2,440)	6,355	(1,089)
Cash flow from operations before working capital changes	$22,829	$5,758	$36,677	$9,436

Conference Call

The public is invited to listen to the Company’s conference call set for today, August 6, 2008, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company’s website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren’s website. A telephonic replay will also be available through August 13, 2008 by dialing toll-free (800) 642-1687, or for international callers dial (706) 645-9291, and entering passcode 56595693.

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s Annual Report on Form 10-K and other public filings with the Securities and Exchange Commission (www.sec.gov).